UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
July 13, 2011
Westinghouse Solar, Inc. (Exact name of registrant as specified in its charter)
Delaware	001-33695	90-0181035
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1475 S. Bascom Ave. Suite 101, Campbell, California 95008
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (408) 402-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Westinghouse Solar (the “Company”), announced that on July 13, 2011, the Company received written notification (the “Determination Letter”) from the Listing Qualifications Department of The NASDAQ Stock Market LLC stating that the Company’s common stock is subject to delisting from The NASDAQ Capital Market, pending the Company’s opportunity to request a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).

As previously disclosed, on May 6, 2011, the Company received a letter (the “Letter”) from the NASDAQ Stock Market notifying the Company that it did not meet the requirement to maintain a minimum of $2,500,000 in stockholders’ equity set forth in NASDAQ Listing Rule 5550(b)(1) (the “Listing Rule”). The Letter also noted that the Company did not meet the other compliance alternatives under the Listing Rule of a market value of listed securities of $35 million, or $500,000 of net income from continuing operations in the most recently completed fiscal year or in two of the last three most recently completed fiscal years. On June 20, 2011, pursuant to the Letter, the Company submitted a plan to regain compliance to NASDAQ. On July 13, 2011, the Company received the Determination Letter from NASDAQ informing the Company of the determination by the Staff that the plan submitted by the Company did not provide a definitive plan evidencing its ability to achieve near term compliance with the continued listing requirements or sustain such compliance over an extended period of time, and that its common stock is therefore subject to delisting from The NASDAQ Capital Market.

The Company intends to request a hearing before the Panel to review the Staff Determination, which will stay any action with respect to the Staff Determination and allow the continued listing of the Company’s common stock on The NASDAQ Capital Market until the Panel renders a decision subsequent to the hearing. At the hearing, the Company intends to present a plan to regain compliance and to request that the Panel allow the Company additional time within which to regain compliance. If the Panel or the Staff of NASDAQ accepts our plan, NASDAQ can grant us a period of up to 180 calendar days from the date of the May 6, 2011 Letter for us to regain compliance with the Listing Rule. There can be no assurance that the Panel will grant the Company’s request for continued listing on The NASDAQ Capital Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2011	WESTINGHOUSE SOLAR, INC.
By: /s/ Margaret R. Randazzo
Margaret R. Randazzo,
Chief Financial Officer